Exhibit 10.1

AMENDMENT NO. 2 TO REVOLVING CREDIT AGREEMENT
This Amendment No. 2 to Revolving Credit Agreement (“Amendment”) dated November 1, 2018 (“Amendment No. 2 Effective Date”) is made between Digirad Corporation, a Delaware corporation (“Borrower”) and Comerica Bank, a Texas banking association (“Bank”).
Borrower and Bank entered into a Revolving Credit Agreement dated June 21, 2017, as amended (“Credit Agreement”) providing terms and conditions governing certain loans and other credit accommodations extended by Bank to Borrower.
Borrower has failed to comply with certain terms of the Loan Agreement and has requested Bank’s waiver of any related Event of Default. Bank has agreed to grant that waiver, only on the terms and conditions set forth in this Amendment.
Accordingly, Borrower and Bank agree as follows:
1.Capitalized Terms. In this Amendment, capitalized terms that are used without separate definition shall have the meanings given to them in the Credit Agreement.
2.    Amendments. The Credit Agreement is amended as follows:
(a)    “Fixed Charge Coverage Ratio” which is defined in the Credit Agreement, is given the following amended definition:
“Fixed Charge Coverage Ratio” shall mean, in respect of any applicable Person(s) and for any applicable period of determination, the ratio of (a) Adjusted EBITDA for such period, less (i) cash income taxes paid for such period, less (ii), FCCR Capital Expenditures made during such period, less (iii) payments, repurchases or redemptions of stock of made by such Person during such period, less (iv) Distributions and Purchases made by such Person during such period, to (b) (i) the Current Maturities of Long Term Debt of such Person(s) as of the last day of such period plus (ii) interest paid during such period; provided, that for the purposes of calculating the Fixed Charge Coverage Ratio: (I) for the period ending December 31, 2018, Distributions and Purchases shall be calculated for the one (1) fiscal quarter period then ending on an annualized basis; (II) for the period ending March 31, 2019, Distributions and Purchases shall be calculated for the two (2) fiscal quarter period then ending on an annualized basis; (III) for the period ending June 30, 2019, Distributions and Purchases shall be calculated for the three (3) fiscal quarter period then ending on an annualized basis; and (IV) for the period ending September 30, 2019, and for each period of determination thereafter, and Purchases shall be calculated for the four (4) fiscal quarter period then ending.”
(b)    “FCCR Capital Expenditures” which is defined in the Credit Agreement, is given the following amended definition:
“FCCR Capital Expenditures” shall mean the greater of (a) Capital Expenditures made during such period, excluding that portion of Capitalized Leases that was not paid for in cash, or (b) $2,000,000.”
(c)    “Guarantor(s)”, which is defined in the Credit Agreement, is given the following amended definition:

“Guarantor(s)” shall mean (a) Digirad Imaging Solutions, Inc., a Delaware corporation, (b) MD Office Solutions, a California corporation, (d) Project Rendezvous Holding Corporation, a Delaware corporation, (c) Project Rendezvous Acquisition Corporation, a Delaware corporation, (d) DMS Health Technologies, Inc., a North Dakota corporation, (e) DMS Imaging, Inc., a North Dakota corporation, (f) DMS Health Technologies-Canada, Inc., a North Dakota corporation, and (g) each Domestic Subsidiary of Borrower which has executed and delivered to the Bank a Guaranty (or a joinder to a Guaranty) and a Security Agreement (or a joinder to the Security Agreement).”
(d)    Clause (k) of “Permitted Acquisition”, which is defined in the Credit Agreement, is given the following amended definition:
“(k)    The purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or required to be paid or incurred, with respect thereto, including the amount of Debt (such Debt being otherwise permitted under this Agreement) assumed or to which such assets, businesses or business or Equity Interests, or any Person so acquired is subject and including any portion of the purchase price allocated to any non-compete agreements, (X) is less than One Million Dollars ($1,000,000), and (Y) when added to the purchase price for each other acquisition consummated hereunder as a Permitted Acquisition (not including acquisitions specifically consented to which fall outside of the terms of this definition) within a trailing twelve (12) month period, plus the amount invested in Joint Ventures within that trailing twelve (12) month period, does not exceed One Million Dollars ($1,000,000).”
(e)    Clause (g) of “Permitted Investments”, which is defined in the Credit Agreement, is given the following amended definition:
“(g)    Creation of, or entry into, a Joint Venture, provided that, (1) both immediately before and after entry into or creation of such Joint Venture, and after giving effect to the Joint Venture, no Default or Event of Default shall have occurred and be continuing, (2) the aggregate amount invested in Joint Ventures does not exceed One Million Dollars ($1,000,000) within a trailing twelve (12) month period, and (3) the aggregate amount invested in Joint Ventures plus the aggregate amount of acquisitions under clause (k) of the definition of Permitted Acquisitions (not including acquisitions specifically consented to which fall outside of the terms of that definition) does not exceed One Million Dollars ($1,000,000) within a trailing twelve (12) month period;”
3.    Representations. Borrower represents and agrees that:
(a)    Except as expressly modified in this Amendment, (i) the representations and warranties set forth in the Credit Agreement as modified and in each of the Loan Documents remain true and correct in all respects, except to the extent that they expressly speak as of a specific prior date, and (ii) the covenants set forth in the Credit Agreement continue to be satisfied in all respects, and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.
(b)    When executed, this Amendment will be a duly authorized, legal, valid, and binding obligation of Borrower enforceable in accordance with its terms, and will not conflict with or violate any of Borrower’s organization documents or any agreement, instrument, law, or order to which Borrower or any material portion of its assets is subject or bound.
(c)    Except for events or conditions for which Bank is giving its waiver in this Amendment, there is no default continuing under the Credit Agreement, or any related document, agreement, or instrument, and no event has occurred or condition exists that is or, with the giving of notice or lapse of time or both, would be such a default.
4.    Conditions Precedent. The effectiveness of this Amendment is subject to Bank’s receipt of or Borrower’s satisfaction of all of the following and failure to deliver any one or more of the following by the indicated date for delivery, if any, shall constitute an Event of Default:
(a)    this Amendment and such other agreements and instruments reasonably requested by Bank pursuant hereto (including such documents as are necessary to create and perfect Bank’s interest in the Collateral), each duly executed by Borrower and any other applicable party;
(b)    execution and delivery by the Guarantors of the Acknowledgement and Consent of Guarantors as set forth below;
(c)    payment of all of Bank’s expenses incurred through the date of this Amendment together with the costs of recording any amendment required by this Amendment and upon Borrower’s execution of this Amendment, Bank will be authorized to charge any deposit or other account of Borrower maintained with Bank for such expenses; and
(d)    such other documents and completion of such other matters as Bank may reasonably deem necessary or appropriate.
5.    Conditional Waiver of Default. Borrower acknowledges that it is not in compliance with the Credit Agreement because it has failed to comply with Section 6.9(a) (Fixed Charge Coverage Ratio) for the period ending September 30, 2018 (“Identified Default”). Borrower has requested Bank’s waiver of the Identified Default, and Bank is willing to grant that waiver provided that (a) Borrower provides its financial statements for the fiscal ending September 30, 2018 in accordance with Section 6.1(c); (b) payment of a waiver fee to Bank in the amount set forth in the disbursement statement provided by Bank to Borrower; and (c) no other or further Default or Event of Default has occurred. Without satisfying these conditions Bank will not waive the Identified Default. No delay on the part of Bank in the exercise of any remedy, power, right or privilege under the Credit Agreement, or any other document, instrument or agreement entered into in connection therewith, shall impair such remedy, power, right, or privilege or be construed to be a waiver of any Event of Default, and Bank hereby expressly reserves all of Bank’s remedies, powers, rights or privileges under the Credit Agreement and each other document, instrument or agreement entered into in connection therewith, at law, in equity, or otherwise, which Bank may exercise in full or in part at any time without notice or demand in its sole and unrestricted discretion.
6.    Release of Telerythmics. Bank hereby releases Telerhythmics, LLC from the Guaranty dated June 21, 2017 and from the Security Agreement dated June 21, 2017.
7.    No Other Changes. Except as specifically provided in this Amendment, it does not vary the terms and provisions of any of the Loan Documents. This Amendment shall not impair the rights, remedies, and security given in and by the Loan Documents. The terms of this Amendment shall control any conflict between its terms and those of the Credit Agreement.

8.    Ratification. Except for the modifications under this Amendment, the parties ratify and confirm the Credit Agreement and the Loan Documents and agree that they remain in full force and effect.
9.    Further Modification; No Reliance. This Amendment may be altered or modified only by written instrument duly executed by Borrower and Bank. In executing this Amendment, Borrower is not relying on any promise or commitment of Bank that is not in writing signed by Bank. This Amendment shall not be more strictly construed against any one of the parties as compared to any other.
10.    Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.
11.    Governing Law. The parties agree that the terms and provisions of this Amendment shall be governed by and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law.
12.    Release and Waiver. Borrower waives, discharges, and forever releases Bank, Bank’s employees, officers, directors, attorneys, stockholders, and their successors and assigns, from and of any and all claims, causes of action, allegations or assertions that Borrower has or may have had at any time up through and including the date of this Amendment, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions are known to Borrower or whether any such claims, causes of action, allegations or assertions arose as result of Bank’s actions or omissions in connection with the Credit Agreement, any other Loan Document, any amendments, extensions or modifications thereto, or Bank’s administration of the Indebtedness or otherwise. It is further understood and agreed that any and all rights under the provisions of Section 1542 of the California Civil Code are expressly waived by Borrower. Section 1542 of the California Civil Code provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
13.    Expenses. Borrower shall promptly pay all out-of-pocket fees, costs, charges, expenses, and disbursements of Bank incurred in connection with the preparation, execution, and delivery of this Amendment, and the other documents contemplated by this Amendment. Borrower hereby authorizes Bank to charge any deposit or other account of Borrower maintained with Bank for reimbursement of any such fees, costs, charges, expenses, and disbursements.
14.    Counterparts. This Amendment may be executed in one or more counterparts, and by separate parties on separate counterparts, all of which shall constitute one and the same agreement.
[end of amendment – signature page follows]

This Amendment No. 2 to Credit Agreement is executed and delivered as of the Amendment No. 2 Effective Date.

Comerica Bank By: /s/ Marcus A. Di Fiore Marcus A. Di Fiore Title: Vice President	Digirad Corporation By: /s/ Matthew G. Molchan Matthew G. Molchan Its: Chief Executive Officer and President

Acknowledgement and Consent of Guarantors
Each of the undersigned have guaranteed the payment and performance of the Indebtedness pursuant to the Guaranty dated June 21, 2017 (“Guaranty”). Each of the undersigned (a) acknowledges and consents to the execution, delivery and performance of the foregoing Amendment No. 2 to Revolving Credit Agreement, and (b) agrees that (i) its guaranty remains in full force and effect and (ii) it has absolutely no defenses, claims, rights of set-off, or counterclaims against Bank under, arising out of, or in connection with, the foregoing Amendment No. 2 to Revolving Credit Agreement, the Revolving Credit Agreement, the Guaranty, or the other Loan Documents. Each of the undersigned further represents that it is in compliance with all of the terms and conditions of the Guaranty.
Dated November 1, 2018

DIGIRAD IMAGING SOLUTIONS, INC. By: /s/ Matthew G. Molchan Matthew G. Molchan Its: Chief Executive Officer and President	PROJECT RENDEZVOUS ACQUISITION CORPORATION By: /s/ Matthew G. Molchan Matthew G. Molchan Its: President
DMS HEALTH TECHNOLOGIES, INC. By: /s/ Matthew G. Molchan Matthew G. Molchan Its: President	MD OFFICE SOLUTIONS By: /s/ Matthew G. Molchan Matthew G. Molchan Its: Chairman of the Board
DMS IMAGING, INC. By: /s/ Matthew G. Molchan Matthew G. Molchan Its: President	PROJECT RENDEZVOUS HOLDING CORPORATION By: /s/ Matthew G. Molchan Matthew G. Molchan Its: President
DMS HEALTH TECHNOLOGIES-CANADA, INC. By: /s/ Matthew G. Molchan Matthew G. Molchan Its: President